EXHIBIT 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED CONVERTIBLE SENIOR SUBORDINATED NOTE

THIS FIRST AMENDMENT (this “Amendment”), dated as of December 29, 2003, to the Amended and Restated Convertible Senior Subordinated Note (the “Convertible Note”), dated as of January 10, 2002, of GARDENBURGER, INC., an Oregon corporation (the “Company”), issued to DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP, a Delaware limited partnership (“Dresdner”).

WHEREAS, the Company and Dresdner are entering into a Fifth Amendment (the “Fifth Amendment”) to the Note Purchase Agreement dated as of March 27, 1998, by and among Dresdner and the Company, as amended (the “Note Purchase Agreement”), to amend certain financial covenants set forth therein;

WHEREAS, the Company has requested that the Convertible Note be amended to extend the Maturity Date from March 31, 2005, to June 15, 2007; and

WHEREAS, the Company has requested that the payment of interest due December 31, 2003, under a letter agreement dated September 25, 2003, between Dresdner and the Company (the “December 2003 Interest Payment”), and each interest payment due on each Interest Payment Date after December 31, 2003, be deferred as provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants contained herein, the parties hereto agree as follows:

1.               Maturity Date.  The Maturity Date specified in the Convertible Note shall be June 15, 2007; provided that, if the Company has not delivered to Dresdner by April 30, 2004, a certified copy of Articles of Amendment duly filed with the Oregon Secretary of State (“Certified Articles”) pursuant to which the Company will have the right to require that the first scheduled principal payment or redemption specified therein will not occur before June 30, 2008, with respect to at least sixty-seven percent (67%) of the shares of the Company’s preferred stock then outstanding, the Maturity Date shall revert to March 31, 2005; and provided, further, that if the Company has delivered to Dresdner by April 30, 2004, Certified Articles pursuant to which the Company will have the right to require that the first scheduled principal payment or redemption specified therein will not occur before June 30, 2008, with respect to at least sixty-seven percent (67%), but less than all, of the shares of the Company’s preferred stock then outstanding, the Maturity Date shall instead be March 25, 2006.

2.               Interest Payments.

(a)          Interest Payable to Extent Permitted by Senior Debt Documents.  Notwithstanding the provisions of Section 4 of the Convertible Note, an Event of Default will not be deemed to have occurred pursuant to Section 4(a)(ii) of the Convertible Note by reason of the Company’s failure to pay all or any portion of (i) the December 2003 Interest Payment, or any interest accrued thereon or (ii) any interest due and payable on any Interest Payment Date occurring after December 31, 2003, up to but not including the Maturity Date, or any interest accrued thereon; provided that the Company pays to the Registered Holder in cash on each Interest Payment Date occurring on or after September 30, 2004, the amount of interest that has accrued and become payable through such date pursuant to Section 2 of the Convertible Note to the extent and only if permitted under Section 7.11 of the Revolving Credit and Term Loan Agreement dated as of January 10, 2002, between CapitalSource Finance LLC and the Company, as amended by the Fourth Amendment thereto dated of even date with this Amendment; and provided further that, beginning October 1, 2003, and continuing until the Company has paid in full the December 2003 Interest Payment and all interest due and payable on any Interest Payment Date occurring after December 31, 2003, through the date on which the Company is no longer in arrears with respect to any interest that became due and payable on or before the Interest Payment Date immediately preceding such date (at which time the interest rate on the Convertible Note will revert to 10 percent (10%)), interest will accrue on the unpaid principal amount of the Convertible Note outstanding from time to time, together with all accrued and unpaid interest as of the Interest Payment Date immediately preceding the determination of the amount of interest thus accrued, at the rate of thirteen percent (13%) per annum (in each case, computed on the basis of a 360-day year, as appropriate, and the actual number of days elapsed in any year), or (if less) at the highest rate then permitted under applicable law.

(b)         Effect of Certain Defaults.  If an Event of Default of the type described in Section 4(a)(iii) or 4(a)(vi) of the Convertible Note has occurred and has not been waived by Dresdner in writing, then Section 4(b)(ii) will also apply to all amounts of unpaid interest as to which an Event of Default had not otherwise occurred under the provisions of this Amendment.

3.               Conditions.  This Amendment shall be conditioned upon and take effect only upon the effectiveness of the Fifth Amendment.

4.               No Waiver.  Nothing contained in this Amendment will constitute a waiver or consent by Dresdner to any existing Event of Default, or modify any term of the Convertible Note or the Note Purchase Agreement, except as expressly set forth in this Amendment.

5.               Reliance by Holders of Senior Indebtedness.  This Amendment may be relied upon by holders of any Senior Indebtedness (as defined in the Note Purchase Agreement).  Dresdner hereby agrees not to challenge or contest the validity, legality, binding effect or enforceability of the provisions set forth in paragraph 6P of the Note Purchase Agreement or the priority, validity, legality, binding effect or enforceability of the terms and provisions of the Senior Debt Documents (as defined in the Note Purchase Agreement) or the rights of the holders of the Senior Indebtedness in the property and assets of the Company.

6.               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7.               Ratification of Convertible Note.  In all other respects, the Convertible Note is ratified and shall, as so changed by this Amendment, continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP

By:	Dresdner Kleinwort Capital LLC
Its:	General Partner

	By:	Private Equity Employees LLC
	Its:	Managing Member

		By:	/s/ Alexander P. Coleman

		Its:	Authorized Person

GARDENBURGER, INC.

By:	/s/ Scott C. Wallace
Scott C. Wallace
Its:	President and Chief Executive Officer